Filed Pursuant to 424(b)(3)
                                                      Registration No. 333-43258

Prospectus Supplement
(To Prospectus Dated August 10, 2001)


                             SMARTSERV ONLINE, INC.

                        1,874,477 SHARES OF COMMON STOCK
                           ---------------------------

     The purpose of this prospectus supplement is to provide supplemental information regarding SmartServ Online, Inc. in connection with the offering of its common stock by the stockholders listed in the prospectus dated August 10, 2001, as supplemented on December 28, 2001, registration number 333-43258 (the "Prospectus"). This prospectus supplement is not complete without, and may not delivered or utilized except in connection with, the Prospectus, including any other amendments or supplements to the Prospectus. You should read this prospectus supplement and the related Prospectus carefully before investing in us. Both documents contain information that you should consider before making your decision.

     The following summary financial data is derived from our financial statements for the three months ended March 31, 200 and March 31, 2001, the year ended December 31, 2001 and the six month period ended December 31, 2000. You should read the following summary financial data in conjunction with the financial statements and notes to those statements included in the Prospectus and the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002 and the Annual Report on Form 10-KSB for the year ended December 31, 2001.

                                                                                               Six Months
                                         Three Months Ended March 31        Year Ended       Ended December
                                                 (unaudited)                December 31            31
STATEMENT OF OPERATIONS                     2002             2001              2001               2000
                                      -------------     --------------    -------------     --------------
Revenues                              $      28,821     $    1,224,971    $   3,297,806     $    2,232,476
Income (Loss) from Operations            (3,939,624)*       (3,946,914)*    (14,699,868)**       2,369,035**
Net Income (Loss)                        (4,109,347)*       (3,863,654)*    (14,819,860)**       2,937,591**
Basic Earnings (Loss) per Share               (0.66)             (0.68)           (2.52)              0.54
Diluted Earnings (Loss) per Share             (0.66)             (0.68)           (2.52)              0.34

    * Included in such amounts are noncash charges for stock-based compensation costs of $172,015 for the three months ended
    March 31, 2002 and $159,778 for the three months ended March
    31, 2001.

    ** Included in such amounts are noncash charges for stock-based compensation costs of $1,260,125 for the year ended December 31, 2002 and income of $8,164,779 for the six months ended December 31, 2000.

                                                  March 31
                                                (unaudited)                        December 31
BALANCE SHEET                               2002            2001             2001              2000
                                      -------------     -------------    -------------   -------------
Cash and Cash Equivalents             $   3,036,655     $  15,554,021    $   6,532,323   $  19,172,118
Working Capital                           1,480,992        11,068,696        5,079,910      16,378,274
Total Assets                              8,634,048        21,537,808       12,461,064      24,041,876
Total Liabilities and Deferred
  Revenues                                8,845,766         8,445,875        8,747,395       7,260,906
Stockholders' Equity (Deficiency)          (211,718)       13,091,933        3,713,669      16,780,970


     You should rely only on the information provided in this prospectus supplement and the related Prospectus. We have not authorized anyone to provide you with different or additional information.

     The "Selling Stockholders" section of the Prospectus, found on pages 33-36 of the Prospectus, is amended by this prospectus supplement. In the "Selling Stockholders" section of the Prospectus, Sebastian E. Cassetta and Robert Pearl are listed as selling stockholders selling 50,000 and 76,818 shares of our common stock, respectively. Since the date of the Prospectus, Mr. Pearl sold 36,818 of his shares. Additionally, Mr. Cassetta pledged his 50,000 shares covered by the Prospectus and Mr. Pearl pledged his remaining 40,000 shares covered by the Prospectus to Salomon Smith Barney Inc. Salomon Smith Barney Inc., as pledgee, may be deemed a selling stockholder of the shares shown as being held by Messrs. Cassetta and Pearl. The table of selling stockholders is updated as follows:

                                       Shares of Common Stock     Shares of Common Stock       Beneficial Ownership After
       Selling Stockholders              Beneficially Owned             to be Sold           Offering If All Shares Are Sold
-------------------------------       ------------------------    ----------------------     -------------------------------
Sebastian E. Cassetta                        944,992                     50,000 (10)               894,992
Robert Pearl                                  40,000                     40,000 (10)                     0


Additionally footnote 10 is added and shall read as follows:

     10. These shares have been pledged to Salomon Smith Barney Inc. and may be sold by Salomon Smith Barney Inc., as pledgee.

                          ----------------------------

             The date of this prospectus supplement is May 22, 2002









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